As filed with the Securities and Exchange Commission on August 27, 2018

Registration No. 333-211618

Registration No. 333-214568

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-211618

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-214568

UNDER

THE SECURITIES ACT OF 1933

Cotiviti Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0595918
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

One Glenlake Parkway

Suite 1400

Atlanta, GA 30328

(770) 379-2800

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cotiviti Holdings, Inc. 2012 Equity Incentive Plan

Cotiviti Holdings, Inc. 2016 Equity Incentive Plan

Cotiviti Holdings, Inc. Employee Stock Purchase Plan for U.S. Employees

Cotiviti Holdings, Inc. Employee Stock Purchase Plan for Non-U.S. Employees

(Full Title of the Plan)

Jonathan Olefson, Esq.

Senior Vice President,

General Counsel and Secretary

One Glenlake Parkway

Suite 1400

Atlanta, GA 30328

(770) 379-2800

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Cotiviti Holdings, Inc., a Delaware corporation (“Cotiviti”), with the U.S. Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (No. 333-211618), filed with the SEC on May 25, 2016, which registered the offering of an aggregate of 6,425,844 shares of Cotiviti common stock, $0.001 par value per share (“Shares”), under the Cotiviti Holdings, Inc. 2012 Equity Incentive Plan and 5,490,000 Shares under the Cotiviti Holdings, Inc. 2016 Equity Incentive Plan; and

•                  Registration Statement on Form S-8 (No. 333-214568), filed with the SEC on November 10, 2016, which registered the offering of an aggregate of 1,260,000 Shares under the Cotiviti Holdings, Inc. Employee Stock Purchase Plan for U.S. Employees and Cotiviti Holdings, Inc. Employee Stock Purchase Plan for Non-U.S. Employees.

On August 27, 2018, pursuant to the Agreement and Plan of Merger, dated as of June 19, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Cotiviti, Verscend Technologies, Inc., a Delaware corporation (“Verscend”), and Rey Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Verscend (“Merger Sub”), Merger Sub merged with and into Cotiviti (the “Merger”), with Cotiviti continuing as the surviving corporation and a wholly owned subsidiary of Verscend.

In connection with the Merger, Cotiviti is terminating all offerings of its securities pursuant to the Registration Statements.  In accordance with the undertakings made by Cotiviti in the Registration Statements, Cotiviti hereby removes from registration the securities registered under the Registration Statements that remain unsold as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Cotiviti’s Current Report on Form 8-K filed with the SEC on June 22, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cotiviti Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton and State of Connecticut on August 27, 2018.

COTIVITI HOLDINGS, INC.

By:	/s/ Jonathan Olefson
	Name:	Jonathan Olefson
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

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